TearLab Announces Fourth Quarter 2015 Preliminary
Financial Estimates and Provides Corporate Update

SAN DIEGO, CA, February 1, 2016 — TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or “the Company”) announced today certain preliminarily unaudited financial estimates for the fourth quarter of 2015 and provided an update on its business.

Preliminary Unaudited Q4-2015 Revenue and Available Cash

TearLab estimates that total revenue for the quarter ended December 31, 2015 will be approximately $6.8 million, reflecting an increase of approximately 28% from the fourth quarter of 2014. In addition, TearLab estimates that a net total of 258 TearLab Osomarlity® Systems were added in the fourth quarter of 2015, of which 200 were under the Company’s new Flex program and 66 were purchased outside of the United States.

The following table sets out the estimated annualized revenue per U.S. device and account analysis for the fourth quarter ended December 31, 2015:

	Active	Active	Annualized Revenues	Annualized Revenues
Program	Devices	Accounts	Per Device	Per Account
Purchased	277	231	$1,780	$2,134
Use	391	390	$7,408	$7,427
Masters	1,708	234	$4,330	$31,605
Flex	1,550	700	$8,409	$18,621
Total:	3,926	1,555

“Our fourth quarter revenue growth reflects the continued adoption of TearLab’s osmolarity test along with solid sales execution in adding nearly 100 new Flex customers,” commented Seph Jensen, TearLab’s Chief Executive Officer.

For the full year 2015, the Company anticipates total revenue to be approximately $25.2 million, representing total year-over-year revenue growth of approximately 28%. In addition, the Company estimates its available cash balance at December 31, 2015 to be $13.8 million.

These figures are preliminary and unaudited, and actual results may differ. The Company currently expects to report audited full year financial results in March 2016.

Next Generation Tear Testing Platform

TearLab continues to make progress toward introducing its next product, a multiplex testing platform that combines the measurement of osmolarity and other biomarkers in human tears in a single test. The Company has recently completed the development of an alpha device and is planning to initiate the necessary clinical studies for obtaining regulatory approvals in the coming months.

“We believe our next generation platform will bring significant value to clinicians by providing previously unavailable molecular data that will guide more targeted treatment decisions,” said Dr. Benjamin Sullivan, TearLab’s Chief Scientific Officer. “Based on market research and feedback from key opinion leaders, we are initially pursuing a test which includes both osmolarity and inflammatory biomarkers. Also, we believe the new platform will enable future expansion into testing for a range of eye diseases.”

TearLab currently expects to launch its new multiplex testing platform, subject to regulatory approval, in Europe and the United States in mid-2016 and 2017, respectively.

OcuHub Update

TearLab also announced that, based on a strategic review of its business, it has made a decision to initiate a divestiture or orderly wind down of its majority owned OcuHub, LLC (“OcuHub”) subsidiary.

While TearLab continues to explore a possible sale of OcuHub, if a divestiture transaction does not materialize, the wind down of the OcuHub operations is expected to be completed by the end of the first quarter of 2016. TearLab expects to record a pre-tax charge of approximately $1.4 million related to the impairment of intangibles and fixed assets, which will be recorded in the fourth quarter of 2015. In addition, in the event of a wind down of the OcuHub business, TearLab expects to record an estimated pre-tax restructuring charge of approximately $0.6 million for expenses related to winding down the business in the first quarter of 2016. However, the final restructuring charge and actual cost of winding down the business may vary significantly depending on the final disposition of OcuHub.

“Following on the heels of strong growth throughout 2015, we concluded that focusing all of our resources on the core diagnostics business is the best way to achieve our goal of maximizing value for our shareholders,” said Mr. Jensen.” OcuHub’s 2015 estimated operating expenses, excluding the impairment charge, were approximately $3.5 million. TearLab expects to see a favorable impact of $3.5 million on its operating expenses on a full year basis after excluding the potential shutdown cost and related first quarter 2016 operating expenses of OcuHub.

Current Business Outlook

TearLab anticipates that it will maintain a 20 plus percent year-over-year revenue growth rate in 2016. This may be positively impacted by a number of potential growth accelerators, such as a regulatory approval(s) and commercial launch for TearLab’s next generation multiplex tear testing platform, increased international market development, and the addition of osmolarity testing to professional clinical practice guidelines and protocols, some of which may occur during 2016. Over the longer-term, the productivity of its installed base should help the gross margins for the osmolarity testing business increase from the approximate 50% level achieved today to up to 60%. TearLab believes the combination of revenue growth, improving gross margins and disciplined cost control would allow it to achieve positive cash flow from operations when its annual revenue reaches a range of $50 million to $60 million.

Mr. Jensen concluded, “We are excited about the momentum we have built in 2015, and now with the focus solely on our diagnostics platform, we believe we are in a great position to expand adoption going forward.”

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. TearLab Corporation’s common shares trade on the NASDAQ Capital Market under the symbol ‘TEAR’ and on the Toronto Stock Exchange under the symbol ‘TLB’.

Forward-Looking Statements

In order to provide TearLab’s investors with an understanding of our current intentions and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding the value proposition of our next generation platform, the timing of its launch, the OcuHub divestiture’s impact on expenses, and the business outlook.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including market risk and the risks we identify in reports filed with the SEC.

Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the SEC. TearLab does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof except as required by law.

CONTACTS:

Investors:

Stephen Kilmer

(647) 872-4849

skilmer@tearlab.com